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                                                                    EXHIBIT 99.1

[CELERITEK LOGO]                                 [TELEDYNE TECHNOLOGIES LOGO]
3236 Scott Blvd.                                 12333 West Olympic Blvd.
Santa Clara, CA  95054                           Los Angeles, CA  90064

NEWS RELEASE

                                TELEDYNE ACQUIRES
                        DEFENSE ASSETS OF CELERITEK, INC.

LOS ANGELES, Calif. and Santa Clara, Calif. - October 22, 2004 - Teledyne Technologies Incorporated (NYSE:TDY) and Celeritek, Inc. (Nasdaq:CLTK) jointly announced today that Teledyne, through its subsidiary Teledyne Wireless, Inc., has completed the acquisition of Celeritek's defense electronics business for $33.0 million in cash. Celeritek's shareholders approved the asset sale at Celeritek's annual meeting held on October 21, 2004.


Celeritek's defense electronics business designs and manufactures gallium arsenide-based RF and microwave components and subassemblies for electronic warfare, radar and other military applications. Teledyne intends to relocate the business from Santa Clara, Calif. and consolidate it with Teledyne Microwave in Mountain View, Calif.


Celeritek's defense electronics division had sales of $19.7 million for its fiscal year ended March 31, 2004. Teledyne expects this acquisition to be neutral to earnings in 2004. Teledyne funded the acquisition principally by borrowing under its revolving credit facility.


Jefferies Quarterdeck, a division of Jefferies & Company, Inc., served as financial advisor to Celeritek and provided a fairness opinion to Celeritek's board of directors in connection with the transaction. Needham & Company, Inc. served as financial advisor to Teledyne.


Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies' website at www.teledyne.com.


Celeritek designs and manufactures GaAs semiconductor components used in defense applications and commercial communications networks. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications. For more information, visit Celeritek's website at www.celeritek.com.


FORWARD-LOOKING STATEMENTS CAUTIONARY NOTICE
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to an acquisition and its effect on Teledyne's earnings. These statements involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Many factors, including Teledyne's ability to integrate the acquisition and achieve anticipated synergies, could change anticipated results. Teledyne does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Teledyne Technologies Incorporated      Celeritek, Inc.

Investor  Jason VanWees                 Vice President, Finance   Margaret Smith
Contact:  (310) 893-1642                and Chief Financial       (408) 986-5060
                                        Officer:
Press     Robyn Choi
Contact:  (310) 893-1640